STANDISH, AYER & WOOD MASTER PORTFOLIO

                            Certificate of Amendment

      The undersigned, being the Secretary of Standish, Ayer & Wood Master Portfolio (the "Trust"), a master trust fund incorporated under the laws of the State of New York, a trust with non-transferable Interests, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 10.4 of the Declaration of Trust, dated January 18, 1996, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on October 12, 1999, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

      1. The name of the series of the Trust designated "Standish Capitalization Equity Portfolio II" is hereby changed to "Standish Small Cap Growth Portfolio."

      That said Amendment to the Declaration of Trust shall not be effective until January 28, 2000.

      The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust shall take all necessary action to file a copy of this Amendment at any place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has set her hand and seal this 20th day of January, 2000.


                                        By: /s/ Anne P. Herrmann
                                            -----------------------------
                                        Anne P. Herrmann
                                        Its: Secretary